                                  EXHIBIT 99.1

                          INDEX TO FINANCIAL STATEMENTS


                                                                                          Page
                                                                                          ----
Input/Output, Inc. Employee Stock Purchase Plan

       Independent Auditors' Report.................................................       F-2

       Statements of Net Assets Available for Plan Benefits
       as of June 30, 1999 and 1998.................................................       F-3

       Statements of Changes in Net Assets Available for Plan Benefits for the
       years ended June 30, 1999 and 1998 and for the period from April 1, 1997
       (date operations commenced) through June 30, 1997............................       F-3

       Notes to Financial Statements................................................       F-4

                          INDEPENDENT AUDITORS' REPORT



Compensation Committee of the Board of Directors
Input/Output, Inc.:

We have audited the accompanying statements of net assets available for plan benefits of the Input/Output, Inc. Employee Stock Purchase Plan as of June 30, 1999 and 1998 and the related statements of changes in net assets available for plan benefits for the years ended June 30, 1999 and 1998 and for the period from April 1, 1997 (date operations commenced) through June 30, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Input/Output, Inc. Employee Stock Purchase Plan as of June 30, 1999 and 1998 and the changes in net assets available for plan benefits for the years ended June 30, 1999 and 1998 and for the period from April 1, 1997 (date operations commenced) through June 30, 1997 in conformity with generally accepted accounting principles.

                                                     /s/ KPMG LLP
                                                     ------------

Houston, Texas
September 17, 1999

                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN
              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                                                        June 30,
                                                                             ------------------------------
                                                                                1999                1998
                                                                             ----------          ----------

                                     ASSETS

Cash ...................................................................     $  347,810          $  261,510

Investments in shares of Input/Output, Inc.
  Common Stock at fair value ...........................................      1,211,807             760,968
                                                                             ----------          ----------

Net Assets available for plan benefits .................................     $1,559,617          $1,022,478
                                                                             ==========          ==========


                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN
         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                                                                           Period from
                                                                                                          April 1, 1997*
                                                                Year Ended           Year Ended               through
                                                              June 30, 1999         June 30, 1998          June 30, 1997
                                                              -------------         -------------        ----------------

Additions to assets:
     Employee contributions ...............................   $ 1,152,387           $   995,544          $   250,692
     Net appreciation (depreciation) in market value
     of Input/Output, Inc. Common Stock ...................      (140,610)              109,473                    -
     Net realized gain (loss) on sales and
     distributions of Input/Output, Inc. Common
     Stock ................................................       (12,906)              209,471                    -
                                                              -----------           -----------          -----------

Total additions ...........................................       998,871             1,314,488              250,692
                                                              -----------           -----------          -----------
Subtractions:
     Distributions to participants ........................       461,732               542,702                    -
                                                              -----------           -----------          -----------
Change in net assets available for plan benefits
   during the year ........................................   $   537,139           $   771,786          $   250,692
                                                              ===========           ===========          ===========
Net Assets available for plan benefits:
     At beginning of period ...............................   $ 1,022,478           $   250,692          $         -
                                                              ===========           ===========          ===========
     At end of period .....................................   $ 1,559,617           $ 1,022,478          $   250,692
                                                              ===========           ===========          ===========

*date operations commenced

                 See accompanying notes to financial statements.

                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN

                          NOTES TO FINANCIAL STATEMENTS



(1)      DESCRIPTION OF PLAN:

         The following brief description of the Input/Output, Inc. Employee Stock Purchase Plan ("the Purchase Plan") is provided for general information purposes only. Participants should refer to the Purchase Plan for complete information regarding the Purchase Plan's definitions, benefits, eligibility and other matters.

     (a) GENERAL

         The Purchase Plan was approved by the Input/Output, Inc. (the Company) Board of Directors in March, 1997 and commenced on April 1, 1997. The Stockholders of the Company approved the Purchase Plan on September 29, 1997. There are 1.5 million shares of Common Stock of the Company reserved for issuance under the Purchase Plan.

         The Purchase Plan is intended to advance the long-term interests of the Company by encouraging the acquisition and ownership of capital stock of the Company by employees of the Company. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code (the Code) of 1986, as amended.

     (b) ELIGIBILITY

         An "eligible employee" under the Purchase Plan is a person who (i) is actively employed (ii) is actively employed on the first day of the calendar month prior to an offering period and (iii) is not excluded pursuant to the following sentence. The following persons shall not be eligible: (1) employees whose customary employment is twenty (20) hours or less per week, (2) employees who have not been employed for at least six months prior to the beginning of an Offering Period (as defined in the Purchase Plan), and (3) an employee who owns 5% or more of the Company's Common Stock.

     (c) CONTRIBUTIONS

         The Purchase Plan allows all eligible employees to authorize payroll deductions at the rate of 1% up to 15% of base compensation to be applied toward the purchase of Input/Output, Inc. Common Stock. The Purchase Price of the Common Stock will be the lesser of 85% of the closing price on the first day of the applicable Offering Period or most recently preceding trading day or 85% of the closing price on the last day of the Offering Period or most recently preceding trading day. Under the Purchase Plan, separate six-month offering periods commence on April 1st and October 1st of each year.

                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN

     (d) PARTICIPANT ACCOUNTS

         A Purchase Plan account in the name of each participant will be maintained. On each pay day a participant's payroll deduction shall be withheld and credited to such account. As of the last day of the Offering Period the amount then in the participant's account shall be applied to the purchase of the Company's Common Stock. The purchase of stock will be made solely from amounts credited to the participant's plan account. The total number of employees participating in the purchase plan as of June 30, 1999, 1998 and 1997 was 428, 401 and 378, respectively.

     (e) DISTRIBUTIONS

         A participant may request in writing the sale of all or part of the shares of Common Stock in such participant's plan account. The shares will be sold within five business days, and the Purchase Plan will deliver to the participant the proceeds of the sale, less a handling charge, brokerage commissions, and other costs of sale.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The financial statements of the Plan are presented on the accrual basis of accounting.

         Investments in Company Common Stock are reported at fair value determined by reference to quoted market prices. Net realized gains and losses on disposition of investments are reported on the revalued cost method. Revalued cost is the fair value of the assets at the beginning of the Plan year or historical cost if the investment was acquired since the beginning of the year. Any unrealized appreciation or depreciation is recognized as a gain or loss currently in the statement of changes in net assets available for benefits.

(3)      FEDERAL INCOME TAXES

         The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 423 of the Code. Under those provisions, no income will be taxable to a participant at the time of the grant of the option or purchase of shares for federal income tax purposes. However, a participant may become liable for tax upon dispositions of shares acquired, and the tax consequences will depend on how long a participant has held the shares prior to disposition.

                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN

(4)      ADMINISTRATION OF PLAN ASSETS

         The Purchase Plan's investment in shares of Input/Output, Inc. Common Stock are held in safekeeping as designated by Harris Trust, Inc. ("Registrar"). Cash contributions to the Purchase Plan are held by the Company prior to the investment in Input/Output, Inc. Common Stock. Certain administrative functions are performed by officers or employees of the Company or Registrar. No such officers or employees receive compensation from the Purchase Plan. All administrative expenses of the Purchase Plan are borne by the Company.

(5)      PLAN TERMINATION

         The Purchase Plan will terminate (a) on the date all shares authorized for sale under the Purchase Plan have been purchased or (b) at any time, at the discretion of the Board of Directors of the Company; provided however, that no termination shall affect outstanding offerings of shares.

         Upon termination of the Purchase Plan and the exercise or lapse of all Offering rights thereunder all remaining amounts credited to the Purchase Plan accounts of participants shall be returned to such participants in cash without interest. At this time, there is no intention to terminate the Purchase Plan.

 (6)     INVESTMENTS

         The investments, at June 30, 1999 and 1998, are presented in the following table:


                                                                                      June 30,
                                                                            --------------------------
                                                                               1999             1998
                                                                            ----------        --------
Shares of Input/Output, Inc. Common Stock

Number of shares.......................................................        160,239          42,721
                                                                            ==========        ========

Average cost...........................................................     $1,352,417        $651,495
                                                                            ==========        ========

Market.................................................................     $1,211,807        $760,968
                                                                            ==========        ========

                 INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN

 (7)     YEAR 2000 (UNAUDITED)

         The Purchase Plan could be adversely affected if the computer systems and those of service providers used by the Purchase Plan do not properly process and calculate date related information from and after January 1, 2000. This is commonly known as the "Year 2000 Issue." The Company is taking steps that it believes are reasonably designed to address the Year 2000 Issue with respect to its computer systems and is obtaining satisfactory assurances that comparable steps are being taken by each of the Purchase Plan's major service providers. At this time, however, there can be no assurance that these steps will be sufficient to avoid any material adverse effect on the Purchase Plan's activities and, accordingly, its net assets available for plan benefits and changes therein.